EXHIBIT 5

BOISE

Legal Department

1111 West Jefferson Street   Ste. 200

PO Box 990050   Boise, ID 83799-0050

T 208 384 7732   F 208 384 7945

KarenGowland@BoiseInc.com

Karen Gowland

Vice President, General Counsel,

and Corporate Secretary

April 23, 2009

Securities and Exchange Commission

Attention:  Division of Corporate Finance

450 Fifth Street, NW

Washington, DC  20549

Subject:                                                     Boise Inc. Common Stock Issuable under the Boise Inc. Incentive and Performance Plan

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of Boise Inc., a Delaware corporation.  In that capacity, I represent the company in connection with the preparation and filing with the SEC of a registration statement on Form S-8 relating to the registration of 12,000,000 additional shares of the company’s common stock to be issued under the Boise Inc. Incentive and Performance Plan (the “Plan”).  I reviewed originals or copies of certified or otherwise satisfactorily identified documents, corporate and other records, certificates and papers as I deemed it necessary to examine for purposes of this opinion.

Based on the foregoing, it is my opinion that shares of common stock issued under the Plan will, when sold, be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the registration statement on Form S-8.  In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Karen E. Gowland
Karen E. Gowland

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